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                        EXHIBIT 10.1 - SERVICE AGREEMENT
                              Amended And Restated

      This SERVICE AGREEMENT made and entered into by and between ERIE INSURANCE COMPANY, a Pennsylvania stock insurance company (hereinafter referred to as the "Company") and ERIE INDEMNITY COMPANY, a Pennsylvania stock corporation (hereinafter referred to as "Erie Indemnity"), both of which are headquartered in Erie, Pennsylvania.

                                   WITNESSETH:

WHEREAS, the Company is a wholly owned subsidiary of Erie Indemnity; and

WHEREAS, Erie Indemnity has served as the attorney-in-fact for the Erie Insurance Exchange, a Pennsylvania reciprocal inter-insurance exchange (hereinafter the "Exchange"), since the Exchange's inception in April, 1925; and

WHEREAS, Erie Indemnity provides the Exchange with all management services pursuant to a Subscriber's Agreement with power of attorney executed by each Subscriber at the Exchange, and it is intended hereby that Erie Indemnity shall provide the same management services to the Company in like kind and quality as Erie Indemnity provides to the Exchange; and

WHEREAS, the parties intend to amend and restate the Service Agreement in effect between them since 1989.

NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound thereby, the parties agree as follows:

                         Article I: MANAGEMENT SERVICES

A. Erie Indemnity will provide all necessary and appropriate management services to the Company, including but not limited to the following services: issuing, changing, nonrenewing or cancelling policies; obtaining reinsurance; collecting premiums, receiving notices and proofs of loss; appearing for, compromising, prosecuting, defending, adjusting and settling losses and claims under the policies; accepting service of process on behalf of the Company; and generally managing and conducting the business and affairs of the Company.

B. All the underwriting, claims, and investment services provided to the Company will be based upon the written criteria, standards and guidelines of the Company. The Company will have the ultimate and final authority over decisions and policies, including but not be limited to the acceptance, rejection or canceling of risks, the payment or non-payment of claims, and the purchase and sale of securities.

C. Notwithstanding any other provisions of this Agreement, it is understood that the business and affairs of the Company shall be managed by its Board of Directors, and, to


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      the extent delegated by such board, by its appropriately designated officers. The Board of Directors and officers of Erie Indemnity shall not have any management prerogatives with respect to the business affairs and operations of the Company.

                           Article II: MANAGEMENT FEE

In consideration of Erie Indemnity's management services, the Company will pay Erie Indemnity a management fee, which fee shall be on a cost basis. The Company will pay such management fee on a monthly basis no later than thirty days after the end of the month in which the costs were incurred.

                           Article III: REIMBURSEMENT

In addition to paying Erie Indemnity the management fee in ARTICLE II, the Company will also fully reimburse Erie Indemnity on an actual cost basis for all investment expenses incurred by Erie Indemnity on behalf of the Company. The allocation method for shared expenses (facilities, equipment, personnel, computers, etc.) shall be consistent with the provisions of New York Regulation 30 (11 NYCRR 105,109).

The Company will make such reimbursement to Erie Indemnity on a monthly basis no later than 30 days after Erie Indemnity notifies the Company of such incurred investment expenses.

                     Article IV: RECORDS AND RIGHT TO AUDIT

Erie Indemnity shall keep sufficient records for the express purpose of recording therein the nature and details of the management services and financial transactions performed for the Company pursuant to this Agreement. All books and records kept by Erie Indemnity that pertain to the management services and investment services performed by Erie Indemnity shall be owned by Erie Indemnity, but such books and records shall be maintained in a fiduciary capacity for the Company. The Company shall have the right to examine and audit, at the offices of Erie Indemnity at all reasonable times, all books and records of Erie Indemnity relating to any business which is the subject of this Agreement. This right shall survive termination of this Agreement and shall continue so long as either party has any rights or obligations under this Agreement.

                             Article V: ARBITRATION

As a condition precedent to any right of action hereunder, in the event of any difference of opinion hereafter arising with respect to this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration before a panel of three arbitrators, all of whom shall be active or retired disinterested officers of property and casualty insurance companies. One arbitrator shall be chosen by Erie Indemnity, one shall be chosen by the Company, and the third, an umpire, to be chosen by the other two arbitrators before they enter upon arbitration. In the event of any party refusing or neglecting to appoint an arbitrator within 90 days after the other party requests it to do so, or if the arbitrators fail to appoint an umpire within 60 days after they have accepted their appointments, such arbitrator or umpire, as the case may be, shall, upon the application of any party, be appointed by The American


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Arbitration Association and the arbitrators and the umpire shall thereupon proceed. The arbitrators shall consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the majority of the arbitrators shall be final and binding on all parties. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear the other expenses of the umpire and of the arbitration. Any such arbitration shall take place in Erie, Pennsylvania, or such other place as may be mutually agreed.

                   Article VI: EFFECTIVE DATE AND TERMINATION

This Agreement shall be effective as of January 1, 1992. The Agreement shall continue in full effect until it is amended or terminated by either party. Termination will take place 30 days after either party delivers a written notice to terminate to the other party.

                           Article VII: MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF the parties hereto have amended the Service Agreement between the parties in effect since January 1, 1989 and caused this Service Agreement to supersede it.

ERIE INSURANCE COMPANY


By       /s/ J.M. Petersen
  -----------------------------------------------------
         J.M. Petersen
         President, Treasurer & Chief Financial Officer


By       /s/ T.M. Sider
  -----------------------------------------------------
         T.M. Sider
         Senior Vice President & Controller


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ERIE INDEMNITY COMPANY


By       /s/ T.B. Hagen
  ---------------------------------------------------------------------
         T.B. Hagen
         Chairman of the Board & Chief Executive Officer


By       /s/ J.R. Van Gorder
  ---------------------------------------------------------------------
         J.R. Van Gorder
         Executive Vice President, Secretary & General Counsel





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